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Exhibit 21.1

Subsidiaries of the Company

DavCo Restaurants, Inc., a Delaware corporation

FriendCo Restaurants, Inc., a Maryland corporation

Heron Realty Corporation, a Maryland corporation

MDF, Inc., a Delaware corporation

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Exhibit 21.1